EXHIBIT 3.1

CERTIFICATE OF INCREASE

OF

NUMBER OF SHARES

OF

8.75% SERIES E CUMULATIVE REDEEMABLE PREFERRED STOCK

OF

THE MILLS CORPORATION

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

        THE MILLS CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"),

        DOES HEREBY CERTIFY:

        That the Amended and Restated Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of the State of Delaware on April 19, 1994, a First Amendment to the Amended and Restated Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of the State of Delaware on August 7, 1997, a Certificate of the Designation, Preferences and Rights of 8.75% Series E Cumulative Redeemable Preferred Stock of the Corporation (the "Series E Preferred Stock") was filed in the office of the Secretary of State of the State of Delaware on May 2, 2003, and a Certificate of Increase of Authorized Number of Shares of the Series E Preferred Stock was filed in the office of the Secretary of State of the State of Delaware on October 1, 2003.

        That the Board of Directors of the Corporation at a meeting held on October 20, 2003 duly adopted a resolution authorizing and directing an increase in the number of shares of the Series E Preferred Stock, from 8,160,000 shares to 8,545,000 shares, all in accordance with the provisions of Section 151 of The General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, The Mills Corporation has caused this certificate to be signed by Thomas E. Frost, its Executive Vice President and Corporate Secretary, this 22nd day of October 2003.

The Mills Corporation
By:	/s/ THOMAS E. FROST Thomas E. Frost Executive Vice President and Secretary

Witness

/s/ MARY ELLEN SERAVALLI Mary Ellen Seravalli Senior Vice President and Deputy General Counsel